Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 19, 2013

Quarterly Distribution Report No. 194

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution Report is for the first quarter of 2013 (the “Q1 Distribution Period”).

The Trust received $22,384 (or $0.0806 per Trust Unit) from EMI Mills Music, Inc., an affiliate of EMI Music Publishing (“EMI”), for the Q1 Distribution Period as compared to $l41,390 (or $0.5091 per Trust Unit) for the first quarter of 2012.

EMI has advised the Corporate Trustee that the reason for the low payment is an expense charged by EMI to the Trust in connection with an audit settlement relating to certain Leroy Anderson copyrights. In addition, EMI has informed the Corporate Trustee that EMI expects an additional expense to be charged to the Trust in the second quarter of 2013 in connection with the Leroy Anderson audit settlement.

The full amount received by the Trust for the Q1 Distribution Period is being held in reserve by the Corporate Trustee to pay administrative Trust expenses in accordance with the Trust’s governing document, the Declaration of Trust, dated December 3, 1964. As a result, the Trust will not make any distributions to Unit Holders for the Q1 Distribution Period. In comparison, after administrative expenses, the distribution for the first quarter of 2012 was $52,307 (or $0.l883 per Trust Unit).

For the twelve months ended June 30, 2013, the Trust’s distributions amounted to $350,819 (or $1.2632 per Trust Unit) as compared to $840,795 (or $3.0275 per Trust Unit) for the twelve months ended June 30, 2012.

Computation details are set forth in the attached report.

The information contained this Quarterly Distribution Report was disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution by Mills Music Trust (the “Trust”) during the three months and twelve months ended June 30, 2013 and June 30, 2012 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2013			Per Unit*

Gross royalty income collected by “New Mills” for the period	$519,860

Less: Related royalty expense	354,515
Amount deducted by “New Mills” pursuant to the Agreement	142,961
Adjustment for copyright renewals, etc.	—

	497,476

Balance as reported by EMI	$22,384

Royalties received by Trust	$22,384			$.0806
Less: Fees and expenses of the Registrar-Transfer Agent and other administration expenses

Reserve for future expenses	22,384	**		.0806

Balance available for distribution	$-0-			$-0-

*Distribution per Unit			$-0-

*	Based on the 277,712 Trust Units outstanding.
**	Will be applied against Trust expenses, which include third party invoices received by the Trust as of June 3, 2013, totalling $94,859.

Three Months Ended June 30, 2012		Per Unit*	Twelve Months Ended June 30, 2013		Per Unit	Twelve Months Ended June 30, 2012		Per Unit*

$994,139			$2,594,257			$3,627,584

604,215			1,220,533			1,659,013
248,534			764,817			906,895
—			—			—

852,749			1,985,350			2,565,908

$141,390			$608,907			$1,061,676

$141,390		$.5091	$608,907		2.1926	$1,061,676		$3.8229

89,083		.3208	235,904		.8495	220,881		.7954

			22,184		.0799

$52,307		$.1883	$350,819		$1.2632	$840,795		$3.0275

	$.1883			$1.2632			$3.0275